NEWS FOR IMMEDIATE RELEASE	Contact Corporate Communications Frontier Airlines 720-374-4560 media@flyfrontier.com	Frontier Airlines, Inc. Frontier Center One 7001 Tower Road Denver, CO 80249 P 720.374.4200 F 720.374.4375 frontierairlines.com

Frontier Airlines Reports July Net Profit of $17.8 Million

Represents Ninth Consecutive Month of Operating Profit

DENVER (Aug. 27, 2009) –– Frontier Airlines Holdings, Inc. (OTC Bulletin Board: FRNTQ) today reported a net profit of $17.8 million for the month of July and its ninth consecutive monthly operating profit. The results were filed in the Company’s unaudited Monthly Operating Report for July 2009.

Frontier reported a consolidated operating profit of $24.9 million for the month of July 2009, compared to an operating income of $1.2 million for the same period in 2008, and a total consolidated net income of $17.8 million compared to a net loss of $3.2 million for July 2008. Excluding special items, the Company would have reported net income of $23.1 million, or a net margin of 20.4 percent in July 2009, compared to a net loss of $0.3 million, or a negative margin of 0.2 percent in 2008. Excluding special items, the operating profit for the month was $24.7 million versus an operating profit of $1.8 million in July 2008.

Special items for the month of July 2009 included:
▪	$5.5 million of reorganization expense (which includes $3.4 million in accelerated depreciation for a planned aircraft sale), compared to $2.4 million in July 2008
▪	Non-cash mark-to-market gains on fuel hedge contracts of $0.1 million

Operational results for the month of July 2009 included:
▪	A 16.0 percent year-over-year mainline capacity reduction
▪	Mainline unit cost excluding fuel (CASM ex-fuel) was 5.78 cents, compared to 5.74 cents in July 2008
▪	Mainline total unit cost (CASM) was 8.58 cents, a 27.0 percent reduction compared to July 2008
▪	Mainline passenger revenue (PRASM) was 10.33 cents, down 9.9 percent from the previous year
▪	Mainline total unit revenue (RASM) was 11.26 cents, an 5.1 percent decrease from July 2008

“These results are absolutely outstanding,” said Frontier President and CEO Sean Menke. “Our financial performance in July and over the past nine months was possible because of our continuous focus on achieving the lowest cost structure in the industry, developing alternative revenue streams through our branded AirFairs program as well as the introduction of ancillary revenues and our constant attention to quality customer service. These results attracted two major investors to vie for ownership of our company and bring us out of bankruptcy. I am proud of the effort put forth by every Frontier and Lynx employee; our success wouldn’t have been possible without their tireless efforts.”

Frontier expects to emerge from bankruptcy in late September as a wholly-owned subsidiary of Republic Airways Holdings, Inc. (NASDAQ: RJET)

Companies in Chapter 11 bankruptcy protection are required to file monthly operating reports to the U.S. Trustee in addition to quarterly reports filed with the U.S. Securities and Exchange Commission.

A copy of the Monthly Operating Report is available at:
FrontierAirlines.com/frontier/who-we-are/investor-relations/annual-reports-sec-filings.do

About Frontier Airlines Holdings, Inc.

Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 16th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 5,000 aviation professionals. Frontier Airlines' mainline operation has 51 aircraft with one of the youngest Airbus fleets in North America. Frontier Airlines' mainline operations offer 24 channels of DIRECTV® service in every seatback along with a comfortable all-coach configuration. In conjunction with a fleet of 11 Bombardier Q400 aircraft operated by Lynx Aviation (a subsidiary of Frontier Airlines Holdings, Inc.), Frontier offers routes to more than 50 destinations in the U.S., Mexico and Costa Rica. In addition, Frontier and AirTran Airways operate a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. For more in-depth information on Frontier Airlines, please visit its Web site at FrontierAirlines.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements contained in this press release that are not historical facts July be forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could result in actual results differing materially from expected results and represent the Company's expectations and beliefs concerning future events based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that July arise after the date of this press release. Additional information regarding risk factors that July affect future performance at the Company are contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2009.

SOURCE: Frontier Airlines Holdings, Inc.
Web site: FrontierAirlines.com

###